Exhibit 8.1

February 13, 2012

Toreador Resources Corporation

5 rue Scribe

75009 Paris

France

Ladies and Gentleman:

We are acting as counsel to Toreador Resources Corporation, a Delaware corporation (“Toreador”), in connection with the preparation and filing of the proxy statement/prospectus that forms a part of the Registration Statement No. 333-177264 on Form S-4, as amended (the “Registration Statement”), filed by ZaZa Energy Corporation, a Delaware corporation (“New ZaZa”) owned equally by Toreador and ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”) (as amended through the date hereof, the “Registration Statement”) and the Current Report on Form 8-K, filed by Toreador as of the date hereof (“Form 8-K”), which, pursuant to Rule 412 under the Securities Act of 1933, modifies and supersedes certain of the disclosure regarding the material U.S. federal income tax consequences of the Merger (as defined below) to certain holders of common stock of Toreador contained in the Registration Statement. The Registration Statement describes the proposed merger of Thor Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of New ZaZa (“Merger Sub”), with and into Toreador (with Toreador being the surviving corporation and becoming a wholly-owned subsidiary of New ZaZa) (the “Merger”), pursuant to the Agreement and Plan of Merger and Contribution, dated as of August 9, 2011, by and among Toreador, ZaZa, New ZaZa, and Merger Sub, as amended (the “Merger Agreement”). Unless otherwise indicated, any capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Merger Agreement.

In connection with our opinion, and with your consent, we have reviewed and relied (without independent investigation or verification) upon the following: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the proxy statement/prospectus that forms a part of the Registration Statement; (iv) the Form 8-K; (v) the private letter ruling New ZaZa received from the Internal Revenue Service, dated November 30, 2011, related to the federal income tax consequences of the Combination, together with all exhibits and attachments thereto and all submissions made to the Internal Revenue Service in connection with obtaining the ruling (the “Ruling”), except as to those facts that have arisen following the issuance of the Ruling pertaining to a possible financing transaction and the possible disposition by the Members of up to 15,200,000 shares of New ZaZa common stock to be received by the Members in the Combination (such shares, representing approximately 15 percent of the shares of New ZaZa common stock to be outstanding immediately after the Combination), (vi) the representations made by and on behalf of Toreador, ZaZa, New ZaZa, and Merger Sub contained in the certificates, dated as of the date hereof and delivered to us by Toreador and ZaZa, New ZaZa, and Merger Sub pursuant to Section 6.17(a) of the Merger Agreement; and (vii) such other documents, information and materials as we have deemed necessary or appropriate.

Our opinion assumes and is conditioned on, among other things, that (i) all facts, information, statements, covenants, representations, warranties and agreements set forth in the above referenced documents (A) are, and will remain at all times up to and including the date of the Merger, true, complete and accurate and (B) that are qualified by the knowledge and/or belief of any person or entity are, and will remain at all times up to and including the time of the Merger, true, complete and accurate as though not so qualified; and (ii) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan or intention, there is in fact no plan or intention. In our examination, we have assumed the genuineness of all signatures, the legal capacity of signatories and the authenticity of all documents. We have also assumed that the Merger will be consummated in the manner contemplated by the Ruling, the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions in the Merger Agreement will have been waived or modified in any respect. If any of the assumptions described above are incorrect for any reason, or if the Merger is consummated other than in the manner contemplated by the Ruling, the Merger Agreement and as described in the Registration Statement, our opinion as expressed above may be adversely impacted.

Subject to the limitations and qualifications set forth herein and stated in the Form 8-K, we hereby confirm our opinion set forth in the Form 8-K, which, pursuant to Rule 412 under the Securities Act of 1933, modifies and supersedes certain of the disclosure regarding the material U.S. federal income tax consequences of the Merger to certain holders of common stock of Toreador contained in the proxy statement/prospectus filed on January 17, 2012 in connection with New ZaZa’s Registration Statement under the heading “Material Federal Income Tax Consequences – U.S. Federal Income Tax Consequences of the Merger to Holders of Toreador Common Stock.”

This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any change in fact, circumstances, or law after the date hereof. Our opinion represents our best judgment as to these issues, but does not bind the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not reach conclusions that are different from those set forth in this opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Form 8-K (and the incorporation by reference thereof into the Registration Statement), and to the reference to Fried, Frank, Harris, Shriver & Jacobson LLP therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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